Exhibit 99

Joint Filer Information

Each of the following joint filers has designated Knighthead Capital Management, LLC as the “Designated Filer” for purposes of the attached Form 4:

1.	KNIGHTHEAD MASTER FUND, L.P. 280 Park Avenue, 22nd floor New York, NY 10017

2.	KNIGHTHEAD (NY) FUND, L.P. 280 Park Avenue, 22nd floor New York, NY 10017

3.	KNIGHTHEAD ANNUITY & LIFE ASSURANCE COMPANY 280 Park Avenue, 22nd floor New York, NY 10017

4.	KNIGHTHEAD DISTRESSED OPPORTUNITIES FUND, L.P. 280 Park Avenue, 22nd floor New York, NY 10017

5.	KHSU SPV LP LLC 280 Park Avenue, 22nd floor New York, NY 10017

6.	KH ANKLE LLC 280 Park Avenue, 22nd floor New York, NY 10017

Date of Event Requiring Statement: January 30, 2024

Issuer Name and Ticker or Trading Symbol: ATI PHYSICAL THERAPY, INC. [ ATIP ]

Knighthead Capital Management, LLC, by: /s/ Laura L. Torrado, General Counsel
Knighthead Master Fund, L.P., by: /s/ Knighthead Capital Management, LLC as investment manager, by: /s/ Laura L. Torrado, General Counsel
Knighthead (NY) Fund, L.P., by: /s/ Knighthead Capital Management, LLC as investment advisor, by: /s/ Laura L. Torrado, General Counsel
Knighthead Annuity & Life Assurance Company by: /s/ Knighthead Capital Management as LLC as investment advisor, by: /s/ Laura L. Torrado, General Counsel
Knighthead Distressed Opportunities Fund, L.P., by: /s/ Knighthead Capital Management as LLC, investment manager, by: /s/ Laura L. Torrado, General Counsel
KHSU SPV LP LLC, by: /s/ Laura L. Torrado, Authorized Signatory
KH Ankle LLC, by: /s/ Laura L. Torrado, Authorized Signatory

Date: February 8, 2024